For Immediate Release

Contact Info:
Investor Relations	Media
Kathleen Heaney	Garet Hayes
Integrated Corporate Relations	Hope-Beckham, Inc.
P: 203-682-8242	P: 404-604-2602
kheaney@icrinc.com	ghayes@hopebeckham.com
Caribou Coffee Company Plans for Continued Business Expansion,
2006 Operating Highlights and 2007 Guidance
•	4Q 2006 Preliminary Comparable Coffeehouse Net Sales Increase 2 Percent
•	Preliminary 2006 Total Net Sales Increase 18 Percent
•	60 Company-Owned and 20 Franchised Coffeehouses Opened in 2006
•	Brand License Agreement with Coca-Cola North America

•	New Franchise Agreements for Four Major U.S. Airports

•	New Brand License Agreement with Keurig Incorporated
MINNEAPOLIS (January 8, 2007) – Caribou Coffee Company, Inc. (NASDAQ: CBOU) the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced its plans for continued business expansion and presented a summary of 2006 operations. In celebration of the first full year as a public company listed on the NASDAQ exchange and to start 2007, Caribou Coffee Chairman and CEO, Michael J. Coles, will open the NASDAQ market tomorrow morning with the ringing of the opening bell for Tuesday, January 9th.
2006 Review
The Company today announced that preliminary total net sales for the thirteen weeks ended December 31, 2006, increased 18 percent over the same period in the prior year. For the fifty-two week period ended December 31, 2006, preliminary total net sales rose 18 percent over the same period in the prior year.
Preliminary comparable coffeehouse net sales increased 2 percent for the thirteen weeks ended
December 31, 2006, compared with the same thirteen weeks in the prior year. For the fifty-two week period ended December 31, 2006, preliminary comparable coffeehouse net sales declined 1 percent as compared with the same fifty-two week period in the prior year. Franchised stores are not included in the comparable coffeehouse net sales calculations.

Preliminary “Other Sales”, which consist of product sales to commercial, franchise and Internet customers, royalties from franchises and brand licenses and franchise development fees increased 22 percent during the thirteen weeks ended December 31, 2006, to $3.0 million from $2.5 million during the thirteen weeks ended January 1, 2006. This increase was primarily driven by product sales to franchise and commercial customers. For the fifty-two week period ended December 31, 2006, “Other Sales” were 58 percent higher than the same period in the prior year.
For the thirteen weeks ended December 31, 2006, the company opened 25 company-owned coffeehouses and 8 franchised coffeehouses. For the full year, Caribou Coffee opened 60 coffeehouses, while franchisees opened 20 coffeehouses. Coffeehouses at year-end 2006 totaled 464, including 24 franchised locations of which 17 were international locations.
Select Operating Data

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	12/31/2006	1/01/2006	12/31/2006	1/01/2006
Comparable Coffeehouse Sales (Company-Owned)	2%	2%	-1%	6%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses Open at Beginning of Period	416	344	386	304
Coffeehouses Opened during the Period	25	44	60	86
Coffeehouses Closed during the Period	1	2	6	4
Coffeehouses Open at End of Period:
Total Company-Owned	440	386	440	386

Franchised:
Coffeehouses Open at Beginning of Period	16	4	9	2
Coffeehouses Opened during the Period	8	5	20	7
Coffeehouses Closed during the Period	0	0	5	0
Coffeehouses Open at End of Period:
Total Franchised	24	9	24	9
TOTAL COFFEEHOUSES AT PERIOD END	464	395	464	395
Business Initiatives
A key part of the continued business expansion is the aggressive development of a national brand presence through brand licensing agreements with Kemps, General Mills and, most recently, the Coca-Cola North America (CCNA). During 2006, Caribou Coffee and Kemps launched four flavors of Caribou Coffee ice cream (Caribou Blend, Java Chunk, Caramel High Rise and Turtle Mocha). All four flavors were strong performers for Kemps in the premium ice cream segment. In 2007, a light version will be introduced — Java Chunk Light – as well as two flavors of Caribou Coffee ice cream nuggets (a bite-sized, chocolate-covered coffee ice cream treat).

In 2006, Caribou Coffee and General Mills launched two Caribou Coffee snack bars, Vanilla Latte and Chocolate Mocha. Based upon the success of these first two flavors, new Caramel High Rise and Mint Condition bars will begin rolling out this month.
Coca-Cola North America and Caribou Coffee recently announced plans to launch a new line of premium ready-to-drink iced coffees in the U.S. this summer – the sixth new product initiative announced by CCNA in the fast-growing coffee, tea and indulgent beverage segments. Michael J. Coles, Caribou Coffee Chairman and CEO commented, “Our partnership with Coca-Cola North America will extend our great premium coffee taste experience into the ready-to-drink category and allow us to take advantage of CCNA’s world-class distribution system.” Added J.A.M. “Sandy” Douglas, president, Coca-Cola North America, “Volume in the ready-to-drink coffee category has grown 17% in the last four years, and revenues are up 24%. Caribou’s expertise, involvement and focus in brewing the perfect coffee will allow us to create a wonderful ready-to-drink coffee.”
Caribou Coffee continues aggressive development of new products for its retail stores and is launching a new line of lattes today – the Northern Lite Lattes. All seven varieties of Northern Lite Lattes will be featured from January 8th through March 4th at all Caribou Coffee locations. Northern Lite Lattes are made of skim milk and sugar-free syrups in vanilla, carmel, turtle, raspberry, hazelnut, chocolate raspberry and Kahlua® flavors. These hot latte drinks offer customers a new guilt-free drink that is decadent, yet still as low as 80 calories per drink.
Commercial sales have also grown significantly during the past year. The Company continued the expansion of sales of Caribou Coffee in grocery stores by adding additional products to existing customers, and expanded the number of grocery stores where Caribou Coffee is sold to approximately 2,000. During the fourth quarter, Caribou also expanded the number of Hy-Vee and Meijer stores carrying its products. In terms of additional products to existing customers, a pre-packaged Caribou Coffee product was added to the Safeway Denver Colorado division and Fair Trade coffee is being sold at additional Costco stores. Sam’s Clubs in the Midwest added Caribou Natural Decaffeinated Coffee to its line-up. The office coffee business also saw growth with the addition of Aramark in Denver, CO; Toledo, OH and Richmond, VA and another office coffee distributor, Gold Cup, in several southeast markets.
Caribou Coffee also continues to expand its global presence through franchise expansion both domestically and internationally. Caribou Coffee recently announced its first entry into the Asian market with plans to develop a minimum of 25 Caribou Coffee stores in South Korea over the next five years through a franchise agreement. The first three Caribou Coffee locations are expected to open in Seoul during the first quarter of 2007. The agreement allows for up to 50 stores over the next 10 years.
With the completion of the UFOC (Uniform Franchise Offering Circular) in late 2006, Caribou Coffee is aggressively pursuing multi-unit developers for many key U.S. markets and is in discussions with a number of potential area developers.

Caribou Coffee today announced that it has signed franchise agreements to open coffeehouses in four U.S. airports. The four franchise agreements include the Hartsfield-Jackson Atlanta International, Dulles International, Reagan National and Denver International airports. These agreements call for the opening of a total of eight coffeehouses by the end of 2007, the first of which opened in December at the Atlanta airport. With the signing of these four agreements, Caribou Coffee will have a presence at seven major U.S. airports.
Michael J. Coles commented, “As we continue to broaden and deepen our geographic presence in the U.S., having coffeehouses in airports is a key strategy. Not only will we be deepening our penetration in existing markets, but also exposing the Caribou Coffee brand to the millions of passengers passing through some of the busiest airports in the U.S.”
Caribou Coffee’s business expansion is already underway as the company enters 2007. The Company today announced that it has entered into a brand license agreement with Keurig, Incorporated, the leader in gourmet single cup brewing. Caribou Coffee will now be packaged in Keurig K-Cups offering coffee lovers eight Caribou Coffee varieties to choose from both at home and in the office. “We are proud to welcome Caribou to the Keurig family,” stated Nick Lazaris, President of Keurig. “Caribou is an exceptionally strong brand with a loyal following among gourmet coffee lovers. Our office and home Keurig users will be delighted with Caribou in K-Cups.” “Caribou is pleased to make available our coffeehouse quality coffees in Keurig’s K-Cups.” Caribou Coffee’s Michael J. Coles added. “We’ve partnered with Keurig because their technology ensures our coffees will deliver a gourmet coffee experience at home or in the office that Caribou customers love in our coffeehouses.”
Introducing 2007 Annual Financial Guidance
For the current year, Caribou Coffee expects comparable coffeehouse net sales to be in the range of 0 to 5 percent. “Other Sales”, which consist of product sales to commercial, franchise and Internet customers, royalties from franchise and brand licenses and franchise development fees are projected to increase between 40 and 50 percent. Total coffeehouse openings in 2007 are estimated to be 50 to 70 of which 25 to 30 are expected to be company-owned and 25 to 40 are expected to be franchised coffeehouses. EBITDA for the full year is estimated to be in the range of $14 million to $17 million after $3 to $5 million of expenses related to store closings. A reconciliation to EBITDA can be found at the end of this release.
Michael J. Coles commented, “2006 was a pivotal year for Caribou Coffee. We have positioned ourselves for expansion across multiple business channels. With all of these initiatives in place, I am optimistic about our ability to drive profitable growth in the future.”
About Caribou Coffee
Caribou Coffee Company Inc. (NASDAQ: CBOU), founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest, company-owned, gourmet coffeehouse operator in the United States based on the number of coffeehouses. Caribou Coffee had 464 coffeehouses, including 24 franchised locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside the United States. Caribou Coffee offers its customers high-quality, gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
Forward Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA and Adjusted EBITDA.

	Range of Guidance
	($ in millions)
Net loss	$(14.1)	to	$(11.1)
Interest expense	0.8	to	0.6

Depreciation and amortization(1)	27.1	to	27.1
Income taxes	0.2	to	0.4
EBITDA/ adjusted EBITDA	$14.0	to	$17.0

(1)  Includes depreciation and amortization associated with the headquarters and roasting facility that is categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
Caribou Coffee uses EBITDA and Adjusted EBITDA:
•	As measurements of operating performance because they assist management in comparing operating performance on a consistent basis as they remove the impact of items not directly resulting from the coffeehouse operations;

•	For planning purposes, including the preparation of its internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand its business.
EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA and Adjusted EBITDA: (a) do not represent net income or cash flows from operating activities as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or other financial information as determined under GAAP.
The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. You are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Caribou Coffee’s presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.
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